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                                                                    Exhibit 99.2


                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.: contact Susan J. Herold, Vice President 14-16 North Main Street Angola, New York 14006

Phone (716) 549-1000 Fax (716) 549-0720

                  EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND
                               OF $0.27 PER SHARE


ANGOLA, N.Y.--SEPTEMBER 27, 2001 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced today that its Board of Directors has declared a semi-annual dividend of twenty-seven cents ($0.27) per share on outstanding EVBN common stock. The dividend is payable on November 5, 2001 to shareholders of record as of October 9, 2001. As a result of the 5-for-4 stock split distributed on June 12, 2001, this dividend represents a 25% increase over the previous cash dividend paid to shareholders in March 2001 which was also twenty-seven cents ($0.27) per share.

The Company also announced that its Board of Directors had authorized the Company to repurchase up to 50,000 shares of its outstanding common stock over the next two years. Purchases will be made on a discretionary basis, in the open market or otherwise, at times and amounts as determined by the Executive Committee of the Board of Directors, subject to market conditions, business conditions, applicable legal requirements and other factors. As of September 27, 2001, the Company had approximately 2.2 million shares outstanding.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York with in excess of $235.4 million in assets and in excess of $191.8 million in deposits at June 30, 2001. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with seven offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, changes in market conditions, economic conditions, the impact of competition as well as other risks detailed from time to time in the Company's Securities and Exchange Commission filings, including Evans Bancorp's Proxy Statement dated March 20, 2001 and its report on Form 10-K for the year ended December 31, 2000.